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                                                                    EXHIBIT 10.1

                         CONTRIBUTION AND SALE AGREEMENT

        CONTRIBUTION AND SALE AGREEMENT (this "AGREEMENT") dated as of July 2, 2002, between KEYSTONE OPERATING PARTNERSHIP, L.P., a Delaware limited partnership, having an address at 200 Four Falls Corporate Center, Suite 208, West Conshohocken, Pennsylvania 19428 ("OWNER") and NOCHA LLC, a New York limited liability company, having an address c/o JFR Global Investments at 1302 46th Street, Brooklyn, New York 11219 (the "COMPANY").

                                    RECITALS:

        A. Owner is either the fee owner of or is the lessee under a ground lease with an industrial development agency of the land and buildings and other improvements thereon set forth on EXHIBIT A annexed hereto (collectively, the "OWNER CONTRIBUTED PROPERTIES").

        B. Owner also is either the fee owner of or is the lessee under a ground lease with an industrial development agency of the land and building and other improvements thereon set forth on EXHIBIT A-1 annexed hereto (the "OWNER SALE PROPERTY").

        C. American DE/SPE LLC ("SPE 1"), an Affiliate (as defined in
Section 18.01 hereof) of Owner, is either the fee owner of or is the lessee under a ground lease with an industrial development agency of the land and buildings and other improvements set forth on EXHIBIT A-2 annexed hereto (collectively, the "SPE 1 SALE PROPERTIES," and together with the Owner Sale Property, the "SALE PROPERTIES").

        D. SPE 1, also is either the fee owner of or is the lessee under a ground lease with an industrial development agency of the land and buildings and other improvements set forth on EXHIBIT A-3 annexed hereto (collectively, the "SPE 1 CONTRIBUTED PROPERTIES").

        E. American DE/SPE2 LLC ("SPE 2"), an Affiliate of the Owner, is the fee owner of the land and buildings and other improvements set forth on EXHIBIT A-4 annexed hereto (collectively, the "SPE 2 CONTRIBUTED PROPERTIES").

        F. American DE/SPE4, L.P. ("SPE 3"), an Affiliate of the Owner, is the fee owner of the land and buildings and other improvements set forth on EXHIBIT A-5 annexed hereto (collectively, the "SPE 3 CONTRIBUTED PROPERTY").

        G. Virginia Street Associates, L.P., a Colorado limited partnership and Affiliate of the Owner ("SPE 4") is the fee owner of the land and buildings and other improvements set forth on EXHIBIT A-6 annexed hereto (collectively, the "SPE 4 CONTRIBUTED PROPERTIES" and together with the Owner Contributed Properties, the SPE 1 Contributed Properties, the SPE 2 Contributed Properties, the SPE 3 Contributed Property, the "CONTRIBUTED PROPERTIES" and, together with the Sale Properties, the "PROPERTIES").

        H. The Company has been formed by JFR Global Investments LLC, a New York limited liability company, for the purpose of acquiring all right, title and interest in the Properties.

        I. At the Closing (as hereinafter defined), Owner and an Affiliate or Affiliates of the Company shall enter into that certain Operating Agreement of the Company annexed hereto as EXHIBIT B (the "OPERATING AGREEMENT").

        J. Owner, shall contribute and cause the SPE Entities to contribute the Contributed Properties owned by each such entity and Owner shall sell and cause SPE 1 to sell the Sale Properties owned by each of them to wholly-owned special purpose entities of the Company, pursuant to the terms of this Agreement and upon the satisfaction of the conditions to Closing set forth herein.

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        K. At the Closing, Owner and the SPE Entities shall receive a membership interest in the Company pursuant to the terms of this Agreement and the Operating Agreement with respect to the contributions of the Contributed Properties.

        NOW THEREFORE, in consideration of the terms and conditions contained in this Agreement, the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Owner and the Company hereby agree as follows:

    Section 1.  CONTRIBUTION AND SALE; DUE DILIGENCE PERIOD

        1.01.   At the Closing:

                (a) TRANSFER OF CONTRIBUTED PROPERTIES. (i) Owner shall contribute, assign, transfer and deliver to the Company, and the Company shall receive from Owner, upon the terms and conditions set forth in this Agreement:
(1) all right, title and interest of Owner in and to the Owner Contributed Properties; and (2) all right, title and interest of Owner, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Owner Contributed Properties in exchange for the Owner Contribution Consideration (as defined in SCHEDULE 2.01(a)), (ii) Owner shall cause SPE 1 to contribute, assign, transfer and deliver to a newly formed wholly-owned limited liability company of the Company ("NEW SPE 1"), and New SPE 1 shall receive from SPE 1, upon the terms and conditions set forth in this Agreement: (1) all right, title and interest of SPE 1 in and to the SPE 1 Contributed Properties; and (2) all right, title and interest of SPE 1, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the SPE 1 Contributed Properties in exchange for the SPE 1 Contribution Consideration (as defined in SCHEDULE 2.01(a)), (iii) Owner shall cause SPE 2 to contribute, assign, transfer and deliver to a newly formed wholly-owned limited liability company of the Company ("NEW SPE 2"), and New SPE 2 shall receive from Owner, upon the terms and conditions set forth in this Agreement: (1) all right, title and interest of SPE 2 in and to the SPE 2 Contributed Properties; and (2) all right, title and interest of SPE 2, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the SPE 2 Contributed Properties in exchange for the SPE 2 Contribution Consideration (as defined in SCHEDULE 2.01(a)), (iv) Owner shall cause SPE 3 to contribute, assign, transfer and deliver to a newly formed wholly-owned limited liability company of the Company ("NEW SPE 3"), and New SPE 3 shall receive from Owner, upon the terms and conditions set forth in this Agreement: (1) all right, title and interest of SPE 3 in and to the SPE 3 Contributed Property; and (2) all right, title and interest of SPE 3, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the SPE 3 Contributed Property in exchange for the SPE 3 Contribution Consideration (as defined in SCHEDULE 2.01(a)), (v) Owner shall cause SPE 4 to contribute, assign, transfer and deliver to a newly formed wholly-owned limited liability company of the Company ("NEW SPE 4"), and New SPE 4 shall receive from Owner, upon the terms and conditions set forth in this Agreement: (1) all right, title and interest of SPE 4 in and to the SPE 4 Contributed Properties; and (2) all right, title and interest of SPE 4, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the SPE 4 Contributed Properties in exchange for the SPE 4 Contribution Consideration (as defined in SCHEDULE 2.01(a)). New SPE1, New SPE2, New SPE3 and New SPE4 are hereinafter collectively referred to as the "NEW SPE ENTITIES."

                (b) TRANSFER OF THE SALE PROPERTIES. (i) Owner shall sell, assign, transfer and deliver to the Company and the Company shall purchase from Owner, upon the terms and conditions set forth in this Agreement: (1) all right, title and interest of Owner in and to the Owner Sale Property; and (2) all right, title and interest of Owner, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the Owner Sale Property in exchange for the Owner Sales Consideration (as defined in Schedule 2.01(b)), and (ii) Owner shall cause SPE 1 to sell, assign, transfer and deliver to New SPE 1 and New SPE 1 shall purchase from SPE 1, upon the terms and conditions set

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forth in this Agreement: (1) all right, title and interest of SPE 1 in and to the SPE 1 Sale Properties; and (2) all right, title and interest of SPE 1, if any, in and to the fixtures, equipment and other personal property attached or appurtenant to the SPE Sale Properties in exchange for the SPE 1 Sales Consideration (as defined in SCHEDULE 2.01(b)).

                (c) PURCHASE OF EQUITY INTERESTS. An Affiliate of Owner shall make a capital contribution to the Company in an amount equal to Twenty-Five Million Dollars ($25,000,000) less the Contributed Equity Value (hereinafter defined), in exchange for an equity interest in the Company, all as further described in the Operating Agreement (the "PURCHASED EQUITY VALUE").

        1.02. Within five (5) days from the date hereof, Owner shall deliver copies of or make available for inspection by the Company the materials listed on EXHIBIT "C" annexed hereto (the "REVIEW MATERIALS"). The Review Materials and all materials, books and records examined by or on behalf of the Company pursuant to this Agreement shall: (i) be held in strict confidence by the Company; (ii) not be used for any purpose other than the investigation and evaluation of the Properties by the Company and its lenders, attorneys, members, employees, agents, engineers and consultants, investors, mortgage brokers, and accountants involved or reasonably likely to be involved in this transaction (collectively, the "AGENTS"); and (iii) not to be disclosed, divulged or otherwise furnished to any other person or entity prior to the Closing except to the Agents or as required by law. If this Agreement is terminated for any reason whatsoever, the Company shall return to Owner all of the Review Materials in the possession of the Company and the Agents. The provisions of this Section shall survive the termination of this Agreement.

        1.03. The Company shall have a period of up to thirty (30) days commencing on the later of (i) July 10, 2002 and (ii) the giving of the Board Approval Notice (hereinafter defined) (the "DUE DILIGENCE PERIOD") to perform its due diligence review of the Properties, including, without limitation, performing such engineering, environmental, financial and other analyses as the Company may determine to be necessary in its sole and absolute discretion. Notwithstanding the foregoing, no soil and/or groundwater sampling shall be performed unless and until the location, scope and methodology of such sampling and the environmental consultant selected by the Company to perform such sampling have all been approved by Owner, which approval shall not be unreasonably withheld or delayed. Prior to the initial entry onto the Properties by the Company's engineers and environmental consultants for purposes of inspection and possible testing, the Company shall deliver to Owner a policy of commercial liability insurance from each of the Company's engineers and environmental consultants covering bodily injury, death and property damage and naming the Owner as an additional insured in the amount of Two Million Dollars ($2,000,000,000) and issued by an insurance company licensed to do business in the States of New York, Ohio and Pennsylvania and rated A or better by Best's Insurance Guide. Copies of all environmental and engineering reports prepared by or on behalf of the Company with respect to the Properties shall be provided promptly to Owner. With respect to the Company's right to inspect the Properties, the Company agrees (i) to provide Timothy A. Peterson, Executive Vice President of Owner, with not less than one (1) business days' telephonic notice ((484) 530-1888) prior to each inspection (or, if he is not available, such telephonic Notice shall be given to Stephen J. Butte at (484) 530-1843),
(ii) each inspection shall be performed during normal business hours or at such other times as Owner and the Company shall mutually agree and all inspections shall be subject to any limitations on entry contained in the Leases (as hereinafter defined) and (iii) the Company and its agents, consultants and representatives shall use all reasonable efforts to minimize any disruption to the tenants or occupants of the Properties and the operations thereat. Owner (or its designee) shall have the right, but not the obligation, to accompany the Company or its agents, consultants and representations during each such inspection or examination.

        1.04. Upon the commencement of the Due Diligence Period, (i) the Company shall order any third party consulting and engineering reports with respect to the Properties, including any

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appraisal, Phase I environmental and engineering reports; and (ii) Owner shall submit (a) to the holders (the "ASSUMED DEBT HOLDERS") of the existing mortgages encumbering certain of the Properties (the "ASSUMED DEBT") written requests for approval of the assumption of the Assumed Debt and the issuance of a written statement setting forth the unpaid principal balance, accrued and unpaid interest and status of the Assumed Debt (the "ASSUMPTION CONSENTS"), (b) to all tenants of the Properties written requests for Tenant Estoppels (hereinafter defined); and (c) requests to the IDA Agencies for the IDA Approvals and IDA Estoppels (both as hereinafter defined).

        1.05. Except as otherwise provided herein, the Company's obligations under this Agreement shall be contingent, only during the Due Diligence Period, upon the Company being satisfied in its sole discretion with the results of its due diligence review of the Properties and the Review Materials (the "DUE DILIGENCE CONDITION"). In the event that the Due Diligence Condition is satisfied, the Company shall notify Owner and Escrowee (hereinafter defined) in writing (the "APPROVAL NOTICE") prior to the expiration of the Due Diligence Period. If the Company shall fail to give the Approval Notice to Owner prior to the expiration of the Due Diligence Period, the Initial Deposit (hereinafter defined) and all interest earned thereon shall be promptly returned by Escrowee to the Company without further notice to Owner, this Agreement shall be terminated and neither Owner nor the Company shall have any further liability to the other hereunder, except with respect to the covenants and indemnities contained in SECTIONS 1.02, 15 and 19 (the "SURVIVING OBLIGATIONS").

    Section 2. CONTRIBUTION CONSIDERATION AND SALES CONSIDERATION; DEPOSIT OF EARNEST MONEY; ACCEPTABLE FUNDS

        2.01.   (a) DETERMINATION AND ALLOCATION OF CONTRIBUTION CONSIDERATION.
SCHEDULE 2.01(a) annexed hereto sets forth (i) the aggregate agreed upon net equity value for the contribution and transfer of the Contributed Properties (the "CONTRIBUTED EQUITY VALUE"), (ii) the aggregate contribution consideration consisting of the Contributed Equity Value and assumption of indebtedness with respect to the Contributed Properties (the "CONTRIBUTION CONSIDERATION") and
(iii) the allocation of such aggregate contribution consideration among the Owner Contribution Consideration, the SPE 1 Contribution Consideration, the SPE 2 Contribution Consideration, the SPE 3 Contribution Consideration, the SPE 4 Contribution Consideration, and among the Properties transferred for such Contribution Consideration. The amounts set forth in SCHEDULE 2.01(a) shall be adjusted as of the Closing to reflect any principal payments made on the Assumed Debt after June 1, 2002, it being understood that any such principal payments shall result in a corresponding increase in the Contributed Equity Value.

                (b) DETERMINATION AND ALLOCATION OF SALES CONSIDERATION.
SCHEDULE 2.01(b) annexed hereto sets forth (i) the aggregate agreed upon net equity value for the sale and transfer of the Sale Properties to the Company at the Closing (the "CASH PORTION OF THE SALES PRICE"), (ii) the aggregate sale consideration consisting of the Cash Portion of the Sales Price and the assumption of indebtedness with respect to the Sale Properties (the "AGGREGATE SALES PRICE") and (iii) the allocation of such aggregate sale consideration among the Owner Sales Consideration and the SPE 1 Sales Consideration with respect to the Sale Properties. The amounts set forth in SCHEDULE 2.01(b) shall be adjusted as of the Closing to reflect any principal payments made on the Assumed Debt after June 1, 2002, it being understood that any such principal payments shall result in a corresponding increase in the Cash Portion of the Sales Price.

                (c) SUMMARY OF TOTAL CONSIDERATION. For purposes of convenience it is understood that, as of the date of this Agreement, the aggregate of the Contribution Consideration and the Aggregate Sales Price is set forth on
SCHEDULE 2.01(c) and the aggregate of the Contributed Equity Value and the Purchase Equity Value (collectively, the "TOTAL EQUITY INTEREST") is also set forth on SCHEDULE 2.01(c).

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        2.02.   (a) Contemporaneously with the execution and delivery of this
Agreement, the Company shall pay a good faith deposit in the amount of One Million and 00/100 Dollars ($1,000,000.00) (the "INITIAL DEPOSIT") to Fidelity National Title Insurance Company of New York ("ESCROWEE"), at its New York City office, in its capacity as escrow agent. No provision of this Agreement shall be binding upon Owner unless and until Escrowee shall have received the Initial Deposit. Within one (1) business day after the giving of the Approval Notice (the "ADDITIONAL DEPOSIT PAYMENT PERIOD"), the Company shall pay to Escrowee the additional amount of Two Million and 00/100 Dollars ($2,000,000.00) (the "ADDITIONAL DEPOSIT"). If the Additional Deposit is not paid prior to the expiration of the Additional Deposit Payment Period (time being of the essence), the Initial Deposit and all interest earned thereon shall be promptly returned by Escrowee to the Company, this Agreement shall be terminated and neither the Company nor Owner have any further liability to the other hereunder, except for the Surviving Obligations. Escrowee shall give prompt written confirmation to Owner of Escrowee's receipt of the Initial Deposit and the Additional Deposit. The Initial Deposit and the Additional Deposit, including all interest earned thereon, are hereinafter collectively referred to as the "EARNEST MONEY."

                (b) Escrowee shall hold the Earnest Money deposited by the Company in escrow until Closing or sooner termination of this Agreement and shall pay over or apply the Earnest Money in accordance with the terms of
SECTION 1.05 and this SECTION 2.02. Escrowee shall hold the Earnest Money in an interest-bearing account for the benefit of the parties. Accrued interest on the Earnest Money shall be paid to the party entitled to the Earnest Money pursuant to this Agreement and the party receiving the interest shall pay any income taxes thereon. The Social Security or Federal Identification numbers of the parties shall be furnished to Escrowee upon request. At Closing, the Earnest Money shall be paid by Escrowee to Owner. Except as set forth in SECTION 1.05, if for any reason Closing does not occur and either party gives written notice to Escrowee demanding payment of the Earnest Money, Escrowee shall give prompt written notice to the other party of such demand. If Escrowee does not receive written notice of objection from such other party to the proposed payment within 10 business days after the giving of such written notice, Escrowee is hereby authorized and directed to make such payment. If Escrowee does receive such written notice of objection within such 10 day period or if for any other reason Escrowee in good faith shall elect not to make such payment, Escrowee shall continue to hold such amount until otherwise directed by written notice from the parties to this Agreement or a final, nonappealable judgment, order or decree of court. However, Escrowee shall have the right at any time to deposit the Earnest Money with the clerk of the Supreme Court of the State of New York, New York County and shall give written notice of such deposit to Owner and the Company. Upon such deposit or other disbursement in accordance with the terms of this
SECTION 2.02, Escrowee shall be relieved and discharged of all further obligations and responsibilities hereunder.

                        (i) The parties acknowledge that, although Escrowee is holding the Earnest Money for the parties' account, for all other purposes Escrowee is acting solely as a stakeholder at their request and for their convenience and that Escrowee shall not be liable to either party for any act or omission on its part unless taken or suffered in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of Escrowee. Owner and the Company jointly and severally agree to defend, indemnify and hold Escrowee harmless from and against all costs, claims and expenses (including reasonable attorneys' fees) incurred in connection with the performance of Escrowee's duties hereunder, except with respect to actions or omissions taken or suffered by Escrowee in bad faith or in willful disregard of this Agreement or involving gross negligence on the part of Escrowee.

                        (ii) Escrowee may act or refrain from acting in respect of any matter referred to herein in full reliance upon and with the advice of legal counsel which may be selected by it and shall be fully protected in so acting or refraining from action upon the advice of such counsel.

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                        (iii)   Escrowee acknowledges Escrowee's agreement to
the provisions of this SECTION 2.02 by signing in the place indicated in this Agreement.

        2.03. At the Closing, the Company shall pay the Cash Portion of the Sales Price (plus or minus net adjustments and prorations applied to the Sale Properties pursuant to SECTION 13) to Owner and SPE 1.

        2.04. Immediately after the Closing, Owner and the SPE Entities shall take all necessary steps to cause those equity interests in the Company attributable to the SPE Entities as a result of the contributions described herein to be transferred to Owner.

        2.05. All cash monies payable by the Company to Owner under this Agreement, unless otherwise specified in this Agreement, shall be paid by Federal funds wire transfer of immediately available funds to an account designated by Owner.

        2.06. Owner and SPE 1 have advised the Company, and the Company hereby acknowledges, that Owner and SPE 1 each intend to enter into a separate exchange agreement and other related agreements with a qualified "Intermediary" in order to effect the transfer of the Owner Sale Property and the SPE 1 Sale Properties, respectively, and the acquisition by Owner and SPE 1 of certain "Replacement Properties" as a like-kind exchange in accordance with the provisions of
Section 1031 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder. In furtherance of the foregoing: (a) Owner and SPE 1 shall have the right to assign all of its right, title and interest in and to this Agreement with respect to the Owner Sale Property and the SPE 1 Sale Properties, respectively, to the selected Intermediary (but Owner and SPE 1 shall each remain obligated for all of its agreements and other undertakings hereunder), and (b) at the request of Owner or SPE 1 from time to time, the Company will reasonably cooperate with Owner or SPE 1 and with the selected Intermediary in order to effect the intended like-kind exchanges contemplated by the foregoing. Owner shall pay all reasonable out-of-pocket expenses incurred by the Company in cooperating with Owner to effectuate the like-kind exchanges described above and shall indemnify, defend and hold the Company harmless from and against all claims, costs, expenses and damages (including, without limitation, attorneys' fees) resulting or arising from such like-kind exchanges.

        2.07. The Company has advised Owner, and Owner hereby acknowledges, that the Company may enter into separate exchange agreements with Affiliates of the Company affecting up to three (3) of the Properties, in accordance with the exchange structure described in Section 2.06. Owner agrees to reasonably cooperate with the Company and the selected Intermediary in order to effectuate such like-kind exchanges, provided that (i) the Company shall pay all reasonable out-of-pocket expenses incurred by Owner in cooperating with the Company to effectuate such like-kind exchanges and shall indemnify, defend and hold Owner harmless from and against all claims, costs, expenses and damages (including, without limitation, attorneys' fees) resulting or arising from such like-kind exchanges and (ii) at the conclusion of each such like-kind exchange, Owner shall be in the same position as it would have been (considering such factors as economic terms, governing documents, potential liability and nature and extent of risk) if such like-kind exchange had not been effectuated.

    Section 3.  THE CLOSING

        3.01. Except as otherwise provided in this Agreement, the closing of title hereunder ("CLOSING") shall take place at 10:00 a.m. on the date (the "CLOSING DATE") that is the later of (a) seven (7) business days after the date of receipt of all of the Assumption Consents and IDA Approvals or (b) the thirtieth (30th) day following the expiration of the Due Diligence Period, at the offices of Clifford Chance Rogers & Wells LLP, 200 Park Avenue, New York, New York 10166, or such other location as the

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parties may agree upon; provided, however, that if the Closing has not occurred by the sixtieth (60th) day following the expiration of the Due Diligence Period (the "CLOSING DEADLINE"), either Owner or the Company may elect, at its option, to terminate this Agreement by giving the other party written notice of the exercise of such election at any time after the Closing Deadline, whereupon this Agreement shall terminate, the Earnest Money shall be refunded to the Company and neither Owner nor the Company shall have any further liability to the other hereunder, except for the Surviving Obligations. All cash monies payable by the Company to Owner pursuant to this Agreement, unless otherwise specified in this Agreement, shall be paid by federal funds wire transfer of immediate available funds.

    Section 4.  REPRESENTATIONS AND WARRANTIES

        4.01. Subject to SECTIONS 5.01 and 5.02 hereof, Owner represents and warrants to the Company as follows:

                (a) Owner is a limited partnership, organized, existing and in good standing under the laws of the State of Delaware, is qualified and in good standing in the states in which each of the Properties directly owned by it are located and has the requisite power and authority to enter into and perform the terms of this Agreement. With respect to the SPE Entities: (i) SPE 1 is a limited liability company, organized, existing and in good standing under the laws of the State of Delaware, and is qualified and in good standing in the States of New York and Ohio; (ii) SPE 2 is a limited liability company, organized, existing and in good standing under the laws of the State of Delaware, and is qualified and in good standing in the State of New York; (iii) SPE 3 is a limited partnership, organized, existing and in good standing under the laws of the State of Delaware and is qualified and in good standing in the Commonwealth of Pennsylvania; and (iv) SPE 4 is a limited partnership, organized, existing and in good standing under the laws of the State of Colorado, and is qualified and in good standing in the States of New York and Pennsylvania.

                (b) Except for the Assumption Consents and the IDA Approvals, and subject to SECTION 10.04 hereof, the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of Owner have been duly authorized by all necessary parties and no other proceedings on the part of Owner are necessary in order to permit it to consummate the transactions contemplated hereby.

                (c) This Agreement has been duly executed by Owner and all of Owner's obligations hereunder are the legal, valid and binding obligations of Owner, enforceable in accordance with the terms of this Agreement.

                (d) Subject to obtaining the Assumption Consents and the IDA Approvals, Owner's performance of its duties under this Agreement will not conflict with, result in a breach of or be a default under, or be adversely affected by, any existing agreements, instruments, judgments or decrees to which Owner is a party or by which it or its assets are bound.

                (e) None of Owner, Keystone Property Trust, a Maryland real estate investment trust (the "REIT"), or the SPE Entities is the subject of any bankruptcy, reorganization, insolvency or similar proceedings on the date hereof.

                (f) Except as set forth on EXHIBIT D attached hereto, Owner warrants that (a) Owner has not received any written notifications, notices of restrictions or stipulations (which remain outstanding) from the United States of America, the States wherein the Properties are located or any political subdivision or agency thereof either requiring any work to be done at the Properties (the cost of which, individually or in the aggregate, would exceed $150,000) or threatening to adversely restrict on a

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permanent basis the continued use of or access to the Properties, (b) there are no pending or, to Owner's knowledge, threatened condemnation proceedings affecting all or any material portion of any of the Properties or any material means of ingress and egress to any of the Properties, (c) Owner has not received any written notifications (which remain outstanding) from any governmental authority having jurisdiction over the Properties stating that any of the Properties violates in any material respect any zoning, land use and other similar laws, orders, ordinances, rules and regulations applicable thereto, and
(d) Owner and the SPE Entities have obtained all material licenses, permits, certificates of occupancy and other approvals required of Owner and the SPE Entities to continue the existing operation of the Properties. "OWNER'S KNOWLEDGE" shall be defined for purposes of this Agreement as the current actual awareness of Robert F. Savage, Jr., Timothy A. Peterson and Stephen J. Butte in their respective capacities as Executive Vice President and Chief Operating Officer, Executive Vice President and Senior Vice President of Asset Management of Owner (Messrs. Savage and Butte being the management level employees of Owner and the SPE Entities having responsibility for the day to day oversight of the management and operation of the Properties).

                (g) Annexed hereto, collectively, as EXHIBIT E are certified rent rolls for the Properties (the "RENT ROLLS") identifying and listing in detail, as of the date thereof, by tenant and vacant area, as applicable, tenants, square footage, monthly fixed rent, monthly estimates for operating expense and common area maintenance contributions, security deposits, tenant arrearages, tenants who have been given written notices of default (which remain outstanding), rent commencement and expiration dates, and renewal and extension options. To Owner's knowledge, the information concerning written leases (which together with all existing amendments and modifications thereof are collectively referred to as "LEASES") set forth in EXHIBIT E annexed hereto is accurate in all material respects as of the date thereof. Owner has not given, nor has Owner received, any written notice of a material default (which remains outstanding) under any of the Leases (the foregoing does not apply to delinquencies in the payment of monthly rent that have existed for less than thirty (30) days), except as set forth in the Rent Rolls.

                (h) In addition to the Review Materials, Owner will give or otherwise will make available to the Company for examination all existing material contracts, agreements and written notices from governmental authorities with respect to the Properties, to the extent in Owner's possession or subject to its control.

                (i) EXHIBIT F annexed hereto (the "INSURANCE SCHEDULE"), lists all insurance policies obtained by Owner and presently affording coverage with respect to the Properties.

                (j) Except for the employees set forth on EXHIBIT G annexed hereto (the "EMPLOYEES"), (i) Owner does not have any employees at the Properties, (ii) there are no pension plan liabilities, funded or unfunded, with respect to the Employees, (iii) the Employees are not covered by a collective bargaining agreement and (iv) following the Closing, the Company shall not be obligated to employ or continue to employ the Employees.

                (k) EXHIBIT H annexed hereto (the "SERVICE CONTRACT SCHEDULE") lists all service, maintenance, supply and management contracts affecting the Properties ("SERVICE CONTRACTS") which are not terminable upon 30 days or less written notice without penalty. The information set forth therein is accurate as of the date hereof. Owner has not given, nor has Owner received, any written notice of a material default (which remains outstanding) under any of the Service Contracts.

                (l) Neither Owner nor any SPE Entity is a "foreign person" as defined in the Internal Revenue Code Section 1445, as amended (the "CODE WITHHOLDING SECTION").

                (m) Except as set forth on EXHIBIT I annexed hereto, there is no litigation, arbitration or other adversarial contest or proceeding pending or, to Owner's knowledge, threatened in writing against Owner or any of the SPE Entities with respect to any of the Properties (i) which, if adversely decided, would result in money damages in excess of $75,000 per claim payable by Owner or any of the SPE Entities (other than claims for personal injury, bodily injury or property damage which are reasonably believed by Owner to be covered by existing insurance policies maintained by Owner and/or the SPE Entities), (ii) would impose any restrictions on the continued use and operation of the Properties as presently used and operated, (iii) require the performance of any remedial work or improvements or (iv) would prevent, hinder or delay the consummation of this transaction.

                (n) The only existing written agreements for the payment of leasing commissions by the party holding the interest of landlord with respect to the Properties are those listed on EXHIBIT J annexed hereto (such agreements are collectively referred to as the "BROKERAGE AGREEMENTS"). EXHIBIT K annexed hereto sets forth a list of all (i) leasing commissions which have been earned and are payable under the Brokerage Agreements prior to the date of this Agreement which have not been paid and (ii) any leasing commissions already earned under the Brokerage Agreements and which are payable in one or more installments after the date of this Agreement and with respect to which not all installments have been paid. EXHIBIT J also sets forth all leasing commissions that may first become due under the Leases following the Closing. EXHIBIT L sets forth all outstanding tenant improvement obligations of the landlord under the Leases (excluding maintenance and repair obligations).

                (o) Except as disclosed in the reports listed on EXHIBIT M annexed hereto (the "ENVIRONMENTAL REPORTS"), to Owner's knowledge, (i) there are no underground storage tanks situated at any of the Properties, (ii) there has not been any release, emission, discharge or disposal of any reportable quantities of hazardous materials, hazardous substances, contaminants or pollutants at or from any of the Properties in violation of any environmental laws and regulations applicable to the Properties, (iii) Owner has not received any written notification (which remains outstanding from any governmental authority having jurisdiction over the Properties stating that any hazardous materials, hazardous substances, contaminants or pollutants have been stored, generated, disposed of, released or transported at, on or from the Properties in violation of any environmental laws and regulations applicable to the Properties, and there is no claim pending against Owner with respect to any such violation applicable to the Properties and (iv) the Properties have not been used for the production or generation of hazardous materials, hazardous substances, contaminants or pollutants, in violation of any environmental laws and regulations applicable to the Properties.

                (p) Each IDA Lease and Pilot Agreement (both as hereinafter defined) is in full force and effect. Neither Owner nor any SPE Entity has given, nor has Owner or any SPE Entity received, any written notice (which remains outstanding) of a default under any IDA Lease or Pilot Agreement.

                (q) The outstanding principal balances of the Assumed Debt, as of June 1, 2002, are set forth in SCHEDULE 4.01(q) annexed hereto. Neither Owner nor any SPE Entity has received any written notice (which remains outstanding) of a default by the borrower under any of the documents evidencing or securing the Assumed Debt. To Owner's knowledge, SCHEDULE 4.01(q) sets forth a true and complete list of all escrow deposits maintained, as of June 1, 2002, under the documents evidencing or securing the Assumed Debt. All payments of principal and interest required to have been made by the borrower(s) under the Assumed Debt, as of June 1, 2002, have been made.

                (r) All copies of the Leases, Service Contracts and Review Materials furnished by Owner to the Company are true and complete copies (in all material respects) of those in Owner's possession or subject to its control.

        4.02.   The Company represents and warrants to Owner as follows:

                (a) The Company is a limited liability company, organized, existing and in good standing under the laws of the State of New York, at Closing will be qualified and in good standing in each state in which the Properties are located and has the requisite power and authority to enter into and perform the terms of this Agreement.

                (b) The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby on the part of the Company have been duly authorized by all necessary parties and no other proceedings on the part of the Company are necessary in order to permit it to consummate the transactions contemplated hereby.

                (c) This Agreement has been duly executed by the Company and all of the Company's obligations hereunder are the legal, valid and binding obligations of the Company, enforceable in accordance with the terms of this Agreement.

                (d) The Company's performance of its duties under this Agreement will not conflict with, result in a breach of or be a default under, or be adversely affected by, any agreements, instruments, judgments or decrees to which the Company is a party or by which it or its assets are bound.

                (e) The Company is not the subject of any bankruptcy, reorganization, insolvency or similar proceedings.

        4.03. Owner and the Company agree that (a) the Company shall not make any claim on account of a breach of Owner's representations and warranties contained in this Agreement and in any document executed by Owner pursuant to this Agreement (collectively, "OWNER'S REPRESENTATIONS"), unless the aggregate measure of such claims exceeds $200,000 and (b) Owner's aggregate liability for claims on account of a breach of Owner's Representations shall not exceed $4,000,000. The Company shall provide actual written notice to Owner of any breach of Owner's Representations and shall allow Owner 30 days within which to cure such breach, or, if such breach cannot reasonably be cured within 30 days, an additional reasonable time period (not to exceed 60 days), so long as such cure has been commenced within such 30 days and thereafter diligently pursued. If Owner fails to cure such breach after actual written notice and within such cure period, the Company's sole remedy shall be an action at law for damages actually incurred by the Company as a consequence thereof (excluding therefrom consequential or punitive damages), which must be commenced, if at all, within the Limitation Period (as defined in SECTION 17 hereof).

    Section 5.  ACKNOWLEDGMENTS OF THE COMPANY

        5.01. The Company acknowledges that except as expressly set forth in this Agreement, neither Owner nor any agent or representative or purported agent or representative of Owner has made, and Owner is not liable for or bound in any manner by, any express or implied warranties, guaranties, promises, statements, inducements, representations or information (including, without limitation, any information set forth in offering materials heretofore furnished to the Company) pertaining to the Properties or any part thereof, the physical condition thereof, environmental matters, income, expenses or operation thereof or the uses which can be lawfully made of the same under applicable zoning or other laws or any other matter or thing with respect thereto, including, without limitation, any existing or prospective leases, operating agreements or other agreements. Without limiting the foregoing, the Company acknowledges and agrees that, except as expressly set forth in this Agreement, Owner is not liable for or bound by (and the Company has not relied upon) any verbal or written statements, representations, real estate brokers' "set-ups" or offering materials or any other information respecting the

Properties furnished by Owner or any broker, employee, agent, consultant or other person representing or purportedly representing Owner. Accordingly, Owner is entering into this Agreement based upon the Company's assurances that the Company has a well-informed opinion of the value of the Properties. The Company is not relying upon any representations made by Owner regarding market conditions which influence the Properties such as competitive position relative to its existing and potential future competitors, market rental rates achievable at the Properties, vacancy assumptions, credit loss and downtime reserves, project growth rates (if any) in rents or expenses, impact of the contribution and sale on assessed values, tenant work and leasing fee levels necessary to generate estimated market rents, tenant retention ratios and the need for an amount of any "capital reserves". The provisions of this SECTION 5.01 shall survive the Closing.

        5.02. Subject to the Company's rights to perform further due diligence and to exercise its election to terminate this Agreement as more particularly set forth in SECTIONS 1.03 AND 1.05 hereof, the Company acknowledges that it has inspected the Properties, the physical and environmental condition and the uses thereof and the fixtures, equipment and personal property included in this contribution and acquisition to its satisfaction, that it has independently investigated, analyzed and appraised the value and profitability thereof, the creditworthiness of tenants and the presence of hazardous materials, if any, in or on the Properties, that it has received or is to receive or have made available to it by Owner within five (5) days from the date hereof copies of and/or has reviewed the Leases, the Service Contracts, other agreements and all other documents referred to herein, that it is thoroughly acquainted with all of the foregoing and that the Company, in entering into this Agreement, will rely exclusively upon its own independent investigations, analyses, studies and appraisals and not upon any information provided to the Company by or on behalf of Owner with respect thereto. At the Closing, the Company agrees to accept the Properties in "as is, where is" condition, EXCEPT FOR Owner's representations, warranties or covenants expressly contained in this Agreement, with all faults as of the date hereof and specifically and without any warranties, representations or guarantees, either express or implied as to (i) the condition, fitness for any particular purpose, or merchantability of the Properties, (ii) the structural integrity of the Properties, (iii) the accuracy or completeness of any information, data, materials or conclusions contained in any information provided to the Company from any source whatsoever, except as otherwise expressly provided herein, (iv) environmental matters pertaining to the Properties except as set forth herein, or (v) any other warranty of any kind, nature or type whatsoever from Owner, except as may be expressly provided herein, reasonable wear and tear and damage by fire or other casualty (subject to the provisions of SECTION 8.01 below) between the date hereof and the Closing Date excepted, and the Company shall assume the risk that adverse matters, including but not limited to, construction defects and adverse physical and environmental conditions may not have been revealed by the Company's investigations; and, except as specifically set forth otherwise in this Agreement, the Company, upon Closing, shall be deemed to have waived, relinquished and released Owner from and against any and all claims, demands, causes of action, losses, damages, liabilities, costs and expenses (including, attorneys' fees and court costs) of any and every kind or character, known or unknown, which the Company might have asserted or alleged against Owner and by reason of or arising out of any latent or patent construction defects or physical conditions, violations of applicable laws (including, without limitation, environmental laws) and any and all other acts, omissions, events, circumstances or matters with respect to the Properties.

    Section 6.  OWNER'S OBLIGATIONS AS TO THE PROPERTIES

        6.01. Prior to the Closing, Owner agrees that it shall maintain, repair, manage and operate the Properties in substantially the same manner as Owner has operated, managed, maintained and repaired the Properties prior to the date of this Agreement. Owner agrees that Owner (a) will not dissipate the Properties or remove any material assets, fixtures, equipment or personal property therefrom (not including any of the foregoing items to the extent owned by tenants or other occupants of the Properties) unless the same are replaced with similar items of at least equal quality prior to the Closing,

(b) will not modify, amend, extend, renew or terminate any Service Contract which is not terminable upon 30 days or less written notice without a penalty (each, a "MATERIAL SERVICE CONTRACT") or enter into any new Material Service Contract (except as set forth in SECTION 6.02 hereof), without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed and (c) except in compliance with the leasing guidelines contained in EXHIBIT O annexed hereto, will not amend any Lease in any material respect, or execute any new or renewal lease, license or other agreement affecting the ownership or operation of all or any portion of the Properties, without the prior consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed. Any Lease or Material Service Contract submitted by Owner to the Company for approval and not objected to in a writing given by the Company to Owner within three (3) business days after the Company's receipt thereof, shall be deemed approved by the Company. In addition, Owner agrees that, prior to the Closing, it shall not voluntarily prepay any of the Assumed Debt or modify, amend or terminate any of the documents evidencing or securing the Assumed Debt or any of the IDA Leases or the Pilot Agreements, without the prior consent of the Company, which consent shall not be unreasonably withheld or delayed.

        6.02. Notwithstanding anything to the contrary in Section 6.01, prior to the Closing, Owner may, without the Company's prior consent, terminate or modify any Lease or Material Service Contract by reason of a default by the tenant or service provider beyond the expiration of any applicable grace or cure period in the payment of rent or Additional Rent (as hereinafter defined) or the provision of services. Any such termination by Owner prior to the Closing shall not affect the obligations of the Company under this Agreement in any manner or entitle the Company to an abatement of or credit against the Initial Distribution or give rise to any other claim on the part of the Company.

        6.03. Owner shall maintain in full force and effect and use all commercially reasonable efforts to continue until the Closing the insurance policies described in the Insurance Schedule annexed hereto and shall use all commercially reasonable efforts to renew those expiring before the Closing for no more than one year.

        6.04. Prior to and as a condition to the Closing (which condition may be waived, in whole or part, by the Company), Owner shall use all commercially reasonable efforts in good faith to provide to the Company (a) estoppel certificates ("TENANT ESTOPPELS") in the form of EXHIBIT T annexed hereto (the "ESTOPPEL CERTIFICATE FORM") from (A) those tenants under the Leases set forth on SCHEDULE 6.04 (the "MAJOR TENANTS") and (B) from such other tenants necessary to obtain, together with Tenant Estoppels from the Major Tenants, at least 85% of total fixed or base rent paid under such Leases (provided, that, if Owner is unable to obtain the Tenant Estoppels described in clauses (A) and (B) above, Owner may deliver to the Company at the Closing substitute estoppel certificates signed by Owner (each an "OWNER ESTOPPEL") representing up to 10% of the total fixed or base rent under all Leases (except that no more than two (2) of the Major Tenants may be covered by an Owner Estoppel), and the Company shall accept in lieu of such Tenant Estoppel signed by the tenants such Owner Estoppels)),
(ii) from each lessor under a ground lease or superior lease, if any, (iii) from each party (other than Owner) to any reciprocal easement agreement or other agreement that materially benefits or burdens the Properties, or portion thereof, and (iv) from any other tenant under the Leases reasonably required by Lender or any Assumed Debt Holder and containing such additional or different provisions as may be required by Lender or any Assumed Debt Holder, provided the same do not impose any additional obligations or costs on Owner, (b) Assumption Consents from all of the Assumed Debt Holders and (c) IDA Approvals from the IDA Agencies. In the event that a tenant under a Lease provides the Company with a Tenant Estoppel for which Owner has given the Company an Owner Estoppel, the Company shall retain and rely on such Tenant Estoppel, and the Owner Estoppel given for such Lease will be of no further force and effect from and after the date on which such Tenant Estoppel is delivered to the Company, but only to the extent that such Tenant Estoppel confirms the pertinent statements made in such Owner Estoppel.

        6.05. To the extent requested by the Company in a written notice given to Owner at least five (5) business days prior to the Closing (the "SERVICE CONTRACT TERMINATION NOTICE"), Owner shall give written notices to the service providers under the Service Contracts providing for such contracts to be terminated effective as of the Closing or such later date that may be set forth in the underlying Service Contract.

        6.06. Prior to the Closing, Owner may enter into (or cause the applicable SPE Entity to enter into) the easement more fully described in EXHIBIT Q annexed hereto (the "TURNAROUND EASEMENT").

    Section 7.  SPECIAL RIGHT OF DELETION

        7.01. (a) For purposes of this SECTION 7.01, the following terms shall have the meanings ascribed to them below:

                        (i) "DELETION EVENT" shall mean the occurrence of any event, attributable solely to a Deletion Property, that would permit the Company to terminate this Agreement in accordance with the provisions of this Agreement.

                        (ii) "DELETION PROPERTIES" shall mean those Properties listed on EXHIBIT P annexed hereto.

                        (iii) "DELETION PROPERTY" shall mean any of the Deletion Properties.

                (b) If, prior to the Closing, a Deletion Event shall have occurred and, as a result thereof, the Company shall have given a written notice to Owner terminating this Agreement (the "DELETION TERMINATION NOTICE"), Owner shall have the right, at its option, to cancel and nullify the Deletion Termination Notice by giving written notice to the Company (within five (5) business days' after Owner's receipt of the Deletion Termination Notice) that Owner has deleted and eliminated the applicable Deletion Property from this Agreement (the "DELETION NOTICE"). In the event that a Deletion Notice is given by Owner, this Agreement shall, without further action of the parties, be deemed to have been automatically and IPSO FACTO amended so as to eliminate each Deletion Property so deleted by Owner, and the Contributed Equity Value and the Cash Portion of the Sales Price shall be reduced by the value allocated by the parties to the Deletion Property so deleted from this Agreement, as more fully set forth in SCHEDULES 2.01(a) and 2.01(b), annexed hereto, and this Agreement shall otherwise remain in full force and effect. Notwithstanding the foregoing, Owner may not exercise its right of deletion under this SECTION 7.01(b) for more than three (3) of the Deletion Properties.

                (c) If, prior to the Closing, a Deletion Event shall have occurred due solely to the occurrence of a Property suffering a Material Loss (as defined in SECTION 8.01(d)) and, as a result thereof, the Company shall have given to Owner the Deletion Termination Notice, in addition to Owner's rights under SECTION 7.01(b) above, Owner shall also have the right, at its option, in lieu of providing the Company with a Deletion Notice (provided that the insurance proceeds for restoration of the affected Deletion Property will be made available to Owner), to cause the Company to accept title to such Property without any abatement of any amount payable to Owner hereunder, in which event Owner shall assign and turn over to the Company at the Closing, and the Company shall be entitled to receive and keep, all amounts awarded or to be awarded as a result of the taking of such Property or all insurance proceeds awarded or to be awarded to Owner as a result of the damage or destruction to such Property, plus the amount of the deductible under such insurance policy, each as the case may be. Owner shall not settle or compromise any insurance claims or legal actions relating to such Material Loss without the Company's prior consent, which consent shall not be unreasonably withheld or delayed.

    Section 8.  DESTRUCTION, DAMAGE OR CONDEMNATION

        8.01. (a) If, prior to the Closing Date, all or any portion of the Properties is taken by eminent domain (or is the subject of a pending taking which has not been consummated) and such taking results in a Material Loss (as hereinafter defined), then, Owner shall notify the Company of such fact and the Company shall have the option (which option shall be set forth in a notice from the Company to Owner given not later than thirty (30) days after receipt of Owner's notice):

                        (i) to terminate this Agreement, and upon such termination the Earnest Money shall be refunded to the Company, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability to each other, except for the Surviving Obligations; or

                        (ii) to accept title to the Properties (other than the portion so taken), without any abatement of any amount payable to Owner hereunder, in which event Owner shall assign and turn over to the Company at the Closing, and the Company shall be entitled to receive and keep, all amounts awarded or to be awarded as the result of the taking of such Properties.

                (b) If, prior to the Closing Date, all or any portion of the Properties is damaged or destroyed by fire or other casualty and such damage or destruction results in a Material Loss, then Owner shall notify the Company of such fact and the Company shall have the option (which option shall be set forth in a written notice from the Company to Owner given not later than thirty (30) days after receipt of Owner's notice):

                        (i) to terminate this Agreement, and upon such termination the Earnest Money shall be refunded to the Company, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability to each other, except for the Surviving Obligations; or

                        (ii) to accept title to the Properties in their existing condition without any abatement of any amount payable to Owner hereunder, in which event Owner shall assign to the Company, at the Closing, all of Owner's right, title and interest in and to the insurance proceeds awarded or to be awarded to Owner as the result of such damage or destruction to such Properties, and Owner shall not settle or compromise any insurance claims or legal actions relating thereto without the Company's prior consent, which consent shall not be unreasonably withheld or delayed.

                (c) If, prior to the Closing Date, all or any portion of the Properties is damaged or destroyed by fire or other casualty or taken by eminent domain and such damage or destruction or taking, as the case may be, does not result in a Material Loss, then in the event of a fire or other casualty or a taking such damage or destruction shall be repaired promptly by Owner, and in the event the same is not repaired on or before the Closing Date, then Owner shall assign to the Company any insurance proceeds or condemnation awards, as the case may be, so that the Company may effect the necessary repairs after the Closing, and Owner shall not settle or compromise any insurance claims or legal actions relating thereto without the Company's prior consent, which consent shall not be unreasonably withheld or delayed.

                (d) The term "MATERIAL LOSS" with respect to the Properties shall mean damage or destruction to the Properties by fire or other casualty if the cost of repair or replacement thereof exceeds $5,000,000 or by reason of a taking by eminent domain if the diminution in value to the Properties exceeds $5,000,000.

    Section 9.  COVENANTS OF OWNER

        9.01. Owner covenants that between the date of this Agreement and the Closing, subject to the limitations set forth in SECTION 1.03, Owner shall allow the Company or the Company's representative's reasonable access to the Properties, the Leases and other documents required to be delivered under this Agreement upon reasonable prior notice at reasonable times during normal business hours.

    Section 10. CONDITIONS PRECEDENT TO CLOSING

        10.01. The Company's obligations hereunder are subject to the satisfaction of the following conditions precedent on or before the Closing
Date:

                (a) Owner shall have delivered to or for the benefit of the Company, on or before the Closing Date, all of the documents, other information and payments, if any, required of Owner pursuant to SECTION 11 hereof.

                (b) All of Owner's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date. Moreover, Owner shall have performed in all material respects all of its covenants and other obligations hereunder.

                (c) Any material consent or notification required to be obtained or given pursuant to the terms of any Lease or other material agreement affecting the Properties in connection with the consummation of the transaction contemplated by this Agreement shall have been obtained or given by Owner.

                (d) All of the Assumption Consents, IDA Approvals and IDA Estoppels shall have been obtained.

                (e) This Agreement and the Operating Agreement, shall have been duly authorized, executed and delivered by all of the parties hereto and thereto (other than the Company).

                (f) Owner shall have satisfied or caused to be satisfied all other conditions precedent set forth in this Agreement or any such unsatisfied condition shall have been waived in writing by the Company.

                (g) The Title Company (hereinafter defined) shall be prepared to issue standard form owner's title insurance policies for the Properties in the name of the Company, subject to the Permitted Exceptions (as defined below).

                (h) Owner shall have delivered to or for the benefit of the Company the requisite estoppel certificates provided for in SECTION 6.04.

                (i) All obligations of Owner and the SPE Entities under the Brokerage Agreements shall have been paid, except for any commissions resulting from the exercise following the Closing of renewal or expansion options by tenants and except for any obligations under any new leases signed after the date hereof pursuant to this Agreement;

                (j) All property management agreements affecting the Properties shall have been terminated, effective as of the Closing, without liability for the Company;

                (k) The mortgages presently securing the indebtedness of the Company to Wells Fargo Bank shall have been assigned, without recourse, to any lender designated by the Company (such assignment to be subject to any existing limitations imposed by Wells Fargo Bank under the mortgages or other documents governing such indebtedness); and

                (l) Each of the conditions contained in SECTIONS 10.01 (a) THROUGH (k) are intended for the benefit of the Company and may be waived in whole or in part, by the Company, but only by an instrument in writing signed by the Company.

        10.02. Owner's obligations hereunder are subject to, and expressly contingent upon, the satisfaction of the following conditions precedent on or before the Closing Date:

                (a) The Company shall have delivered to Owner all of the documents and payments, if any, required of the Company pursuant to SECTION 12 hereof.

                (b) The Company shall have satisfied or caused to be satisfied all other conditions precedent set forth in this Agreement or any such unsatisfied condition shall have been waived by Owner.

                (c) All of the Company's representations and warranties made in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date. Moreover, the Company shall have performed in all material respects all of its respective covenants and other obligations hereunder.

                (d) All of the Assumption Consents and IDA Approvals shall have been obtained.

                (e) This Agreement and the Operating Agreement shall have been duly authorized, executed and delivered by all of the parties hereto and thereto (other than Owner).

                (f) That the Company will consummate, contemporaneously with the Closing, a refinancing of the mortgage indebtedness encumbering the Wells Fargo Properties (as defined in the Operating Agreement). Any prepayment penalties imposed by the holder of such mortgage indebtedness in connection with such refinancing, shall be paid by Owner.

                (g) Each of the conditions contained in SECTIONS 10.02(a) THROUGH (e) are intended for the benefit of Owner and may be waived in whole or in part, by Owner, but only by an instrument in writing signed by Owner.

        10.03. If, prior to Closing, one or more of the Assumed Debt Holders refuses to give an Assumption Consent to Owner, then Owner and the Company shall amend this Agreement to provide for an alternative approach to enable the Properties encumbered by the Assumed Debt to be transferred in a way that complies with the Assumed Debt Holder's requirements, provided such requirements are reasonable, do not increase any of the obligations and liabilities of Owner and the Company and do not adversely affect any of the rights of the parties hereto. Without limiting the foregoing, the Company will not be required to agree to any change in the economic terms of the Assumed Debt or to any adverse change in the nature, extent or application of the collateral now given as security for the repayment of the Assumed Debt, except that the Company and the New SPE Entities (as applicable) may be required to assume liability for the performance of the non-recourse "carveouts" under the Assumed Debt. Subject to
SECTION 13.06(a), Owner shall pay all reasonable out-of-pocket expenses incurred by the Company in cooperating with Owner to effectuate such transfer in accordance with the Assumed Debt Holder's requirements.

        10.04. Owner's obligation to consummate the transaction contemplated by this Agreement is further subject to and contingent upon the approval thereof by the Board of Directors of Keystone Property Trust, the general partner of Owner (the "BOARD APPROVAL"). Upon the occurrence of Board Approval, written notice thereof (the "BOARD APPROVAL NOTICE") may be given by Owner to the Company on or before July 9, 2002 and between July 22, 2002 and July 26, 2002. If the Board Approval Notice is not given by Owner to the Company by July 26, 2002 (time being of the essence with respect to such date), this Agreement shall terminate without further act or instrument, in which event the Earnest Money and all reasonable out-of-pocket expenses incurred by the Company for third party diligence reports with respect to the Properties shall be refunded to the Company, this Agreement shall be null and void and the parties hereto shall be relieved of all further obligations and liability to each other, except for Surviving Obligations.

    Section 11. OWNER'S CLOSING OBLIGATIONS

        11.01.  At the Closing, Owner shall deliver the following to the
Company:

                (a) original copies of all Leases, IDA Leases, Pilot Agreements, ground leases, reciprocal easement agreements and other similar documents relating to the Properties, to the extent in Owner's possession or subject to its control;

                (b) a schedule of all cash security and similar deposits, including any interest thereon, held by or on behalf of Owner on the Closing Date under the Leases;

                (c) a schedule updating the Rent Rolls and setting forth all arrearages in rents and Additional Rents and all prepayments of rents and Additional Rents;

                (d) all Service Contracts (other than those included in the Service Contract Termination Notice) which are in effect on the Closing Date and which are assignable by Owner;

                (e) an assignment to the Company of all of the interest of Owner in those Service Contracts, certificates, permits and other documents to be delivered to the Company at the Closing which are then in effect and are assignable by Owner;

                (f) to the extent they are then in Owner's possession or subject to its control and not posted at the Properties or issued directly to tenants of the Properties, certificates, licenses, permits, authorizations and approvals issued for or with respect to the Properties by governmental or quasi-governmental authorities having jurisdiction thereover;

                (g) a certification of non-foreign status, in form required by the Code Withholding Section, signed under penalty of perjury. Owner understands that such certification will be retained by the Company and will be made available to the Internal Revenue Service on request;

                (h) an original letter executed by Owner or by its agent, advising the tenants of the transfer of the Contributed Properties and the Sale Properties to the Company and directing that rents and other payments thereafter be sent to the Company or as the Company may direct;

                (i) corporate resolutions, certificates of good standing, incumbency certificates and other evidence of authority with respect to Owner;

                (j) possession of the Properties and in the condition required by this Agreement, subject to the Leases, and keys therefor;

                (k) the IDA Approvals and the IDA Estoppels;

                (l) the Assumption Consents;

                (m) executed and acknowledged deeds conveying to the Company and the New SPE Entities, as applicable, fee simple title to the Contributed Properties and the Sale Properties (except for any of such Properties in which fee simple title is vested in a governmental or quasi-governmental authority), subject to the Permitted Exceptions;

                (n) executed and acknowledged assignments and assumptions of ground leases (collectively, the "ASSIGNMENTS OF GROUND LEASES"), assigning and transferring to the Company and the New SPE Entities, as applicable, all right, title and interest of Owner in and to, and all post-Closing obligations of the lessee under, the IDA Leases and all other ground leases affecting the Contributed Properties and the Sale Properties;

                (o) executed and acknowledged assignments and assumptions of leases (collectively, the "ASSIGNMENTS OF LEASES"), assigning and transferring to the Company and the New SPE Entities, as applicable, all right, title and interest of Owner in and to, and all post-Closing obligations of the lessor under, all Leases affecting the Contributed Properties and the Sale Properties;

                (p) executed bills of sale transferring to the Company and the New SPE Entities, as applicable, all personal property owned by Owner and located at or attached to the Contributed Properties and the Sale Properties;

                (q) transfer tax returns and/or certificates (including the New York State Real Property Transfer Tax Return and Credit Line Mortgage Certificate ("TP-584") and the New York State Real Property Transfer Report ("RP-5217"));

                (r) executed assignments and assumptions of the Pilot Agreements (collectively, the "ASSIGNMENTS OF PILOT AGREEMENTS"), assigning to the Company and the New SPE Entities, as applicable, all right, title and interest of Owner in and to, and all post-Closing obligations of Owner and the SPE Entities, as applicable, under the Pilot Agreements; and

                (s) to the extent required by applicable laws and regulations to record any deed to any of the Properties, a certificate of regularity or occupancy from the appropriate governmental authority; and

                (t) any other documents required by this Agreement to be delivered by Owner.

    Section 12. THE COMPANY'S CLOSING OBLIGATIONS

        12.01. At the Closing, the Company (or the appropriate New SPE Entity) shall deliver the following to Owner or the appropriate party (if not Owner):

                (a) by wire transfer(s) of immediately available federal funds to Owner in payment of the Cash Portion of the Sales Price (plus or minus net adjustments and prorations pursuant to SECTION 13);

                (b) an executed assumption by the Company of all of the interests of Owner in those Service Contracts, certificates, permits and other documents to be delivered to the Company at the Closing which are then in effect and are assignable by Owner;

                (c) executed instruments assuming the Assumed Debt;

                (d) executed and acknowledged Assignments of Ground Leases, Assignments of Leases and the Assignments of Pilot Agreements;

                (e) all documents and other instruments and certificates (executed and acknowledged, where appropriate) required of the Company to comply with all the requirements of the Assumed Debt Holders in order to obtain the Assumption Consents; and

                (f) any other documents required by this Agreement to be delivered by the Company (executed and acknowledged, where appropriate).

    Section 13. APPORTIONMENTS

        13.01. The following apportionments shall be made between the parties at the Closing as of 12:00 midnight on the day prior to the Closing Date:

                (a) rent payments (including prepaid rents) and Additional Rents (as defined in SECTION 13.03) actually received under the Leases;

                (b) to the extent not paid directly by tenants under the Leases, water charges, sewer rents other utility charges and vault charges, if any, on the basis of the fiscal period for which assessed, except that if there is a water meter at the Properties, apportionment at the Closing shall be based on the last available reading, subject to adjustment after the Closing when the next reading is available;

                (c) value of fuel stored at the Properties at the price then charged by Owner's supplier, including any taxes;

                (d) charges under transferable Service Contracts and other transferable agreements pertaining solely to the Properties or permitted renewals or replacements thereof;

                (e) permitted administrative charges, if any, on tenants' security deposits;

                (f) amounts payable by the Company and the SPE Entities, as applicable, under the Pilot Agreements;

                (g) rent under all ground leases affecting the Properties;

                (h) interest under the Assumed Debt;

                (i) to the extent not paid directly by tenants to taxing authorities pursuant to the Leases, real estate taxes and personal property taxes for the current fiscal year;

                (j) outstanding leasing commissions and tenant improvement obligations of the landlord under any new or renewal leases entered into after the date hereof pursuant to SECTION 6.01 (such apportionment to be made based on the fixed term of such new or renewal lease); and

                (k) salary and benefits for any of the Employees retained by the Company.

        13.02. The adjustment of real estate and personal property taxes shall be made on the basis of presently available evidence of such taxes, subject to adjustment by payment from Owner to the Company, or the Company to Owner, whichever is applicable, after the Closing due to any change in assessment, applicable rate or other reason. Notwithstanding the foregoing, all special assessments, if any, that are a lien as of the Closing shall be paid by Owner.

        13.03. The following adjustments to the Cash Portion of the Sales Price shall be made between the parties at the Closing:

                (a) The Company shall be credited and Owner charged with security deposits (together with any interest accrued thereon) or advance rentals made by tenants under the Leases and any additional leases entered into by Owner pursuant to SECTION 6.01;

                (b) Owner shall be credited and the Company charged with transferable deposits under any Service Contracts assigned to the Company at the Closing;

                (c) Owner shall be credited and the Company charged with escrow deposits maintained under the Assumed Debt; and

                (d) The Company shall be credited and Owner charged with all leasing commissions and tenant improvement obligations set forth in EXHIBITS K AND L attached hereto, to the extent same applies to Leases in effect as of the Closing (but not including any commissions that may result from the exercise after the Closing of renewal or expansion options by tenants).

        13.04. If any tenant is in arrears in the payment of rent or Additional Rent on the Closing Date, rents received from such tenant after the Closing shall be applied in the following order of priority: (a) FIRST to the month in which the Closing occurred; (b) THEN to any month or months following the month in which the Closing occurred; and (c) THEN to any month or months preceding the month in which the Closing occurred. If rents or Additional Rents or any portion thereof received by Owner or the Company after the Closing are payable to the other party by reason of this allocation, the appropriate sum, less a proportionate share of any reasonable attorneys' fees, out-of-pocket costs and expenses of collection thereof, shall be promptly paid to the other party, which obligation shall survive the Closing. Owner shall have the right to collect any such arrearages following the Closing other than by summary proceedings (such right shall survive the Closing).

        13.05. If any tenant is required to pay percentage rent, escalation charges for real estate taxes, common area maintenance charges, operating expenses, cost-of-living adjustments or other charges of a similar nature ("ADDITIONAL RENT"), and any Additional Rent is collected by the Company after the Closing which accrued prior to the Closing, then the Company shall promptly pay Owner's proportionate share thereof to Owner, less any reasonable attorneys' fees, and any other reasonable out-of-pocket costs and expenses of collection thereof, which obligation shall survive the Closing.

        13.06.  The following shall apply to closing costs:

                (a) At the Closing, the Company shall pay (i) up to $1,250,000 of the costs incurred in this transaction relating to the obligation to obtain the Assumption Consents, IDA Approvals and IDA Estoppels, (ii) 50% of the state and local transfer taxes required to be paid in Pennsylvania, (iii) all costs on any document recorded pursuant to this Agreement or the Operating Agreement,
(iv) the cost
of title insurance premiums, including any extended coverage and endorsements, incurred in connection with the issuance of the Title Policy, and (v) the cost of the survey.

                (b) At the Closing, Owner shall pay (i) all costs above $1,250,000 incurred in this transaction relating to the obligation to obtain the Assumption Consents, IDA Approvals and IDA Estoppels, (ii) 50% of the state and local transfer taxes required to be paid in Pennsylvania, (iii) 100% of the state and local transfer taxes, required to be paid in New York and Ohio, and
(iv) all recording fees on any document recorded pursuant to this Agreement to discharge liens and encumbrances which are not Permitted Exceptions.

                (c) Except as expressly set forth herein, each party shall pay its own attorney's fees and all of its other costs and expenses.

        13.07. Owner and the Company acknowledge that there are presently real estate tax review proceedings pending with respect to certain of the Properties (collectively, the "CERTIORARI PROCEEDINGS"). Owner and the Company agree that the Certiorari Proceedings shall continue to be handled by Deloitte & Touche (the "TAX CERTIORARI ADVOCATE"). All reductions in real estate taxes resulting from the Certiorari Proceedings and attributable to any tax period prior to the Closing Date shall belong and be paid to Owner, less the fees and disbursements of the Tax Certiorari Advocate and less any portion of such reduction required to be paid to tenants pursuant to the Leases. Owner shall indemnify and hold the Company harmless from any claims asserted by tenants under the Leases that any amounts paid to Owner by the Company should have instead been paid to such tenants. Owner shall not settle or compromise any Certiorari Proceeding relating to a tax year in which the Closing occurs and any subsequent tax years without the Company's prior consent, which consent shall not be unreasonably withheld or delayed. The provisions of this SECTION 13.07 shall survive the Closing.

    Section 14. OBJECTIONS TO TITLE; FAILURE OF OWNER OR THE COMPANY TO PERFORM

        14.01.  (a)     Owner shall cause Fidelity National Title Insurance
Company (the "TITLE COMPANY"), acting through its national office in Philadelphia, Pennsylvania (the "PHILLY OFFICE"), to issue to the Company, within fifteen (15) days from the date hereof, a title insurance commitment for each of the Properties (collectively, the "TITLE COMMITMENTS"). The Philly Office and Sutton Land Services, an abstract company engaged by the Company, shall work together in handling all subsequent title matters relating to the issuance of the Title Policies (hereinafter defined), the recordation of conveyance documents and the filing of transfer tax returns. The receipt and distribution of funds at the Closing shall be handled by the Philly Office. The title insurance policies to be issued at the Closing by the Title Company, directly or through its agent designated by the Company, pursuant to the Title Commitments (collectively, the "TITLE POLICIES") shall be standard forms of owner's policies, in the collective amount of $178,300,000. Owner shall cause the Title Policies to be issued to the Company, subject only to the exceptions set forth in EXHIBIT N annexed hereto (the "PERMITTED EXCEPTIONS") and free and clear of all standard or general exceptions contained in the Title Commitments which Escowee is permitted by applicable law to remove or modify upon delivery of the Existing Surveys and standard title affidavits from Owner.

                (b) Owner shall promptly deliver to the Company a copy of any existing survey of the Properties within Owner's possession or subject to its control (the "EXISTING SURVEYS").

                (c) Prior to the expiration of the Due Diligence Period, the Company shall give a written notification to Owner (the "DEFECTS NOTICE") of any claim, lien, encumbrance or exception affecting title to the Properties (other than the Permitted Exceptions) and which the Company is not willing to waive (each, a "DEFECT"). Owner shall have the right, but not the obligation, to cure any Defect within twenty (20) days after its receipt of the Defects Notice, or in the case of any Defect which cannot with due diligence be cured within such 20-day period, such later date by which such Defect can reasonably be cured, provided that Owner commences to cure such Defect within such 20-day period and thereafter continues diligently and in good faith to cure the Defect. The Closing shall be extended, if necessary, in order to permit the cure described above, but in no event shall the date of the Closing be extended for more than thirty (30) days. In the event that Owner elects not to cure any such Defect, Owner shall notify the Company of such election within five (5) business days after its receipt of the Defects Notice. Owner shall have no obligation to cure any Defect created solely by any acts or omissions of the Company, and Owner's failure to cure any such Defect shall not relieve the Company from its obligation to close under this Agreement. If Owner elects not to cure any Defect (or fails to notify the Company of Owner's election not to cure any Defect) as set forth above or, if by the expiration of the cure period provided for above, Owner has failed to cure all Defects (other than any Defects created solely by any acts or omissions of the Company), the Company may, at its option, either
(i) proceed to close subject to any such Defects, with no offset against, or reduction in, any amount payable to Owner hereunder or (ii) terminate this Agreement by written notice given to Owner within five (5) business days after the expiration of the cure period or Owner's notice of election not to cure any Defect, as the case may be. In the event this Agreement is so terminated by the Company, the Earnest Money (if paid by the Company to Escrowee) and all interest earned thereon shall be delivered to the Company and the parties shall be released from all further obligations and liabilities hereunder, except for the Surviving Obligations. Notwithstanding anything to the contrary contained in this SECTION 14.01, in the event that any Defect(s) is a mechanic's or materialmen's lien (not including any mechanic's or materialmen's lien created by a tenant of the Properties which such tenant is obligated to remove pursuant to its lease or sublease, provided that such tenant is not otherwise in default of a monetary obligation under its lease or sublease) securing the payment, in the aggregate, of a readily ascertainable sum of money of up to $5,000,000 or a monetary encumbrance against the Property created by Owner, Owner shall satisfy such Defect(s) of record or, as an alternative to causing such Defect(s) to be satisfied of record and provided that Escrowee agrees to omit such Defect(s) from the Title Policies: (i) bond or cause to be bonded such Defect(s); (ii) deliver or cause to be delivered to Escrowee, on the date of the Closing, instruments in recordable form and sufficient to satisfy such Defect(s) of record, together with the appropriate recording or filing costs; or (iii) deposit or cause to be deposited with Escrowee sufficient monies, acceptable to and reasonably requested by Escrowee, to assure the obtaining and recording of a satisfaction of the Defect(s).

        14.02. If, prior to the Closing, the Company shall materially default in the performance of any of its obligations under this Agreement, or shall materially breach any of its representations or warranties contained in this Agreement, and such default or breach shall remain uncured for ten (10) days after the Company receives written notice thereof from Owner, then Owner shall have the right, as its sole remedy, to terminate this Agreement and receive the Earnest Money and all interest earned thereon from Escrowee as liquidated damages, it being understood that Owner's damages in such event would be substantial, but extremely difficult, if not impossible, to ascertain. Upon such termination, neither Owner nor the Company shall have any rights or liabilities hereunder, except for the Surviving Obligations.

        14.03. If Owner shall fail to close the transactions contemplated by this Agreement because of a material default in the performance of any of Owner's obligations, or a material breach of any of its representations or warranties contained in this Agreement, the Company shall have, as its sole and exclusive remedy, the right to sue for specific performance of this Agreement.

    Section 15. BROKER

        15.01. Owner and the Company mutually represent and warrant to each other that neither Owner nor the Company knows of, or has dealt with, any broker, finder, salesperson or similar agent who has claimed or may have the right to claim a commission in connection with this transaction, except for Bear Stearns & Co., Inc. ("BEAR STEARNS") and Pioneer Management Services Company, LLC ("PIONEER"). At the Closing, Owner shall pay a commission to Bear Stearns pursuant to a separate agreement between Owner and Bear Stearns. At the Closing, the Company shall pay a commission to Pioneer pursuant to a separate agreement between the Company and Pioneer. Owner and the Company shall indemnify and defend each other against any costs, claims or expenses, including reasonable attorneys' fees, arising out of the breach on their respective parts of the representations and warranties or agreements contained in this section. The representations and obligations under this paragraph shall survive the Closing or, if the Closing does not occur, the termination of this Agreement.

    Section 16. NOTICES

        16.01. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered by hand (with receipt for delivery), transmitted by facsimile transmission (if also delivered by any other method of delivery provided for in this SECTION 16.01), sent prepaid by Federal Express for next business day delivery, with receipt for delivery (or a comparable overnight delivery service), at the addresses and with such copies as designated below:

        If to Owner:

        Keystone Operating Partnership, L.P.
        200 Four Falls Corporate Center, Suite 208
        West Conshohocken, Pennsylvania 19428
        Attn: Saul A. Behar, Esq.
        Fax:  (484) 530-0131

        with a copy to

        Clifford Chance Rogers & Wells LLP
        200 Park Avenue
        New York, New York 10166
        Attn: Robert King, Jr., Esq.
              Jeffrey H. Weitzman, Esq.
        Fax:  (212) 878-8375

        If to the Company:

        Nocha LLC
        c/o JFR Global Investments
        1302 46th Street
        Brooklyn, New York 11219
        Attn: Joseph Friedland
        Fax:  (718) 436-4898

        with a copy to:

        Frenkel, Hershkowitz & Shafran LLP
        16 East 34th Street, 16th Floor
        New York, New York 10016
        Attn: Joseph M. Hershkowitz, Esq.
        Fax:  (212) 889-5072

        Any notice, request, demand or other communication delivered or sent in the manner aforesaid shall be deemed given or made (as the case may be) when actually delivered to the intended recipient or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party in a manner described in this SECTION 16. Notices hereunder from either party may be given by their attorneys.

    Section 17. LIMITATIONS ON SURVIVAL OF REPRESENTATIONS, WARRANTIES,
                COVENANTS AND OTHER OBLIGATIONS

        17.01. Except as otherwise provided in this Agreement, no representations, warranties, covenants or other obligations of Owner set forth in this Agreement shall survive the Closing, and, for the referenced items not surviving the Closing, no action based thereon shall be commenced after the Closing. The representations and warranties of Owner and the Company set forth in SECTION 4 shall survive for a period of one year after the Closing (the "LIMITATION PERIOD").

    Section 18. MISCELLANEOUS PROVISIONS

        18.01. The Company shall not assign this Agreement or its rights hereunder without the prior written consent of Owner, except that the Company shall have the right to assign this Agreement to an Affiliate (as hereinafter defined) of the Company. "AFFILIATE" means any person or business entity that controls (as hereinafter defined), is controlled by or is under common control with, another person or business entity, and "CONTROL" means the power, directly or indirectly, to direct the actions, operation or management of another person or business entity by contract, the ownership of voting rights or otherwise. No permitted assignment of the Company's rights under this Agreement shall be effective against Owner unless and until an executed counterpart of the instrument of assignment and assumption of the Company's obligations hereunder shall have been delivered to Owner and Owner shall have been furnished with the name and address of the assignee. The term "THE COMPANY" shall be deemed to include the assignee under any such effective assignment and assumption.

        18.02. This Agreement embodies and constitutes the entire understanding between the parties with respect to the contribution and sale of the Contributed Properties and the Sale Properties to the Company, and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement.

        18.03. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by both parties hereto, and then only to the extent set forth in such instrument.

        18.04. This Agreement shall be governed by, and construed in accordance with, the law of the State of New York without regard to its principles of conflicts of law.

        18.05. The captions in this Agreement are inserted for convenience of reference only and in no way define, describe or limit the scope or intent of this Agreement or any of the provisions hereof.

        18.06. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns.

        18.07. As used in this Agreement, the masculine shall include the feminine and neuter, the singular shall include the plural and the plural shall include the singular, as the context may require.

        18.08. If the provisions of any schedule or rider to this Agreement are inconsistent with the provisions of this Agreement, the provisions of such schedule or rider shall prevail.

        18.09. This Agreement may be executed in one or more counterparts, such of which shall constitute an original and all of which, when taken together shall constitute a single instrument.

        18.10.  This Agreement shall not be recorded.

        18.11. This Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns, and no other person or entity shall be entitled to rely upon or receive any benefit from this Agreement or any term hereof.

        18.12. No general or limited partner of Owner, no officer, director, stockholder or partner of a partner of Owner, no disclosed or undisclosed principal of Owner, and no person or entity in any way affiliated with Owner shall have any personal liability with respect to this Agreement, any instrument delivered by Owner at the Closing, or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process.

        18.13. The submission of this Agreement for examination does not constitute an offer by or to either party. This Agreement shall be effective and binding only after due execution and delivery by the parties hereto.

        18.14. No member of the Company, no officer, director, stockholder or partner of a member of the Company, no disclosed or undisclosed principal of the Company, and no person or entity in any way affiliated with the Company shall have any personal liability with respect to this Agreement, any instrument delivered by the Company at the Closing, or the transaction contemplated hereby, nor shall the property of any such person or entity be subject to attachment, levy, execution or other judicial process.

    Section 19. PRESS RELEASE

        19.01. The parties agree that, prior to the Closing, no party shall issue any press release or otherwise publicize or disclose the terms of this Agreement or the terms of acquisition or disposition of any of the Properties or the transactions contemplated hereby (other than to agents, advisors, prospective lenders or investors, mortgage brokers and others who have a need to know, actually or prospectively, and who agree to keep such information confidential as provided herein) without the prior written consent of the other party except such disclosure as may be required by or pursuant to law or the rules and regulations of the New York Stock Exchange or the Securities and Exchange Commission.

        19.02. The provisions of this SECTION 19 shall survive the Closing or the sooner termination of this Agreement.

    Section 20. DEFINITIONS

    For the purposes of this Agreement, the following terms shall have the respective meanings set forth below:

    "IDA AGENCIES" shall mean the City of Syracuse Industrial Development Agency and the County of Monroe Industrial Development Agency.

    "IDA APPROVALS" shall mean written notices from each respective IDA Agency approving the transfer to the Company (or its permitted designee) of an IDA Lease and any related Pilot Agreement.

    "IDA ESTOPPELS" shall mean written notices from each respective IDA Agency confirming (i) that each IDA Lease is in full force and effect, the date to which rent thereunder has been paid and, to the knowledge of the IDA Agency, that no default exists thereunder and (ii) that each Pilot Agreement (to the extent in existence) is in full force and effect, the date to which payments thereunder have been made and, to the knowledge of the IDA Agency, that no default exists thereunder.

    "IDA LEASES" shall mean those certain lease agreements between Owner (or a SPE Entity) and an IDA Agency and more fully described in EXHIBIT "R" annexed hereto.

    "PILOT AGREEMENTS" shall mean those certain agreements providing for "payment in lieu of taxes" between Owner (or a SPE Entity) and an IDA Agency and more fully described in EXHIBIT "S" annexed hereto.


         [The remainder of this page has been intentionally left blank.]

        IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                              OWNER:

                              KEYSTONE OPERATING PARTNERSHIP, L.P.,
                                 a Delaware limited partnership


                                 By:  KEYSTONE PROPERTY TRUST,
                                      a Maryland real estate investment trust,
                                      General Partner


                                      By: /s/ Robert F. Savage, Jr.
                                         ----------------------------
                                      Name: Robert F. Savage, Jr.
                                      Title: Executive Vice President


                              COMPANY:


                              NOCHA LLC,
                              a New York limited liability company


                                      By: /s/ Joseph Friedland
                                         ---------------------------------
                                          Name:  Joseph Friedland
                                          Title: Vice President

        The undersigned joins in the execution of this Agreement solely to confirm its acceptance of its obligations pursuant to SECTION 2.02 hereof:

ESCROWEE:


FIDELITY NATIONAL TITLE INSURANCE COMPANY OF NEW YORK


By: /s/ Robert L. Simon
    ------------------------------
   Name:  Robert L. Simon
   Title: Senior Vice President